Alcoa and subsidiaries                                            EXHIBIT 12


              Computation of Ratio of Earnings to Fixed Charges
                    For the six months ended June 30, 2000
                         (in millions, except ratio)

                                                              2000
                                                            -------
Earnings:
   Income before taxes on income                            $ 1,398
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                 --
   Equity income                                                (53)
   Fixed charges                                                165
   Proportionate share of income of 50%-owned
     persons                                                     38
   Distributed income of less than 50%-owned persons              8
   Amortization of capitalized interest                           9
                                                            -------

      Total earnings                                        $ 1,565

Fixed Charges:
   Interest expense:
      Consolidated                                          $   146
      Proportionate share of 50%-owned persons                    2
                                                            -------
                                                                148

   Amount representative of the interest factor in rents:
      Consolidated                                               16
      Proportionate share of 50%-owned persons                    1
                                                            -------
                                                                 17

   Fixed charges added to earnings                              165
                                                            -------

   Interest capitalized:
      Consolidated                                                8
      Proportionate share of 50%-owned persons                 --
                                                            -------
                                                                  8

   Preferred stock dividend requirements of
      majority-owned subsidiaries                              --
                                                            -------

      Total fixed charges                                   $   173
                                                            =======

Ratio of earnings to fixed charges                                9
                                                            =======

                                       28